*090201*

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684 5708
Website: www.nvsos.gov

| Filed in the office of | Document Number |
|---|---|
| Ross Miller Secretary of State State of Nevada | 20100042910-29 |
| | Filing Date and Time: 01/26/2010 12:30 PM |
| | Entity Number: C10678-1995 |

# Certificate of Amendment
(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

## Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations
**(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)**

1. Name of corporation:

Table Trac, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

4.01 Authorized Shares. The aggregate number of capital shares which this corporation shall have the authority to issue is Twenty-Five Million (25,000,000) shares, each with a par value of $.001, and such shares shall be issued for such consideration, expressed in dollars, as the Board of Directors may, from time to time, determine.

4.02 Consideration for Shares. All shares of capital stock shall be issued by this corporation for cash, property or services actually performed, for no less than the par value of $.001. All shares will, upon their issuance, be fully paid and non-assessable.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 80.28%

4. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X Chad Hoehne

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

**IMPORTANT:** Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

*This form must be accompanied by appropriate fees.*